Exhibit 10.4(d)

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into as of the 23 day of March, 2012 by and between 27200 Associates, LLC, a California limited liability company (“Lessor”), and Kythera Biopharmaceuticals, Inc., a Delaware corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee, entered into that certain Standard Multi-Lessee Office Lease - Gross dated December    , 2009 (the “Original Lease”) as amended by that certain First Amendment to Lease dated January 8, 2010 (the “First Amendment”), and by that certain Second Amendment to Office Lease dated April 21, 2011 (the “Second Amendment”, and together with the Original Lease and First Amendment shall be referred to herein as the “Lease”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, pursuant to the Lease, Lessee presently leases Suite 200 (the “Suite 200 Premises”) and Suite 100 (the “Suite 100 Premises”) in the building located at 27200 Agoura Road in Calabasas, California (the “Building”), which Suite 200 Premises consists of approximately 7,579 rentable square feet and Suite 100 Premises consists of approximately 6,458 rentable square feet;

WHEREAS, subject to and in accordance with the terms of this Amendment, Lessor and Lessee desire to amend the Lease, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease shall be amended as follows:

A G R E E M E N T:

1.             Expansion of Premises. Subject to the terms and conditions set forth below, on the “Expansion Date” (as hereinafter defined), Lessee shall lease from Lessor and Lessor shall lease to Lessee Suite 101 of the Building (the “Suite 101 Premises”), which Suite 101 Premises consists of approximately 2,910 rentable square feet. From and after the Expansion Date, all references in the Lease (as amended hereby) to the Premises shall be deemed to mean the Suite 200 Premises, the Suite 100 Premises and the Suite 101 Premises, collectively. From and after the Expansion Date, the Premises shall consist of approximately 16,947 rentable square feet. Prior to the Expansion Date, Lessee shall have the right to confirm the actual square footage of the Suite 101 Premises and in the event of any adjustment to the rentable area of the Suite 101 Premises, all amounts, percentages and figures appearing or referred to in the Lease based upon such rentable area (including, without limitation, the amount of the Rent and any Security Deposit) shall be modified in accordance with such determination.

2.             Expansion Date. The “Expansion Date” shall be the later to occur of (i) May 1, 2012 or (ii) the date that the Lessee Improvements (as defined in the Lessee Work Letter attached hereto as

Exhibit “A”) are substantially complete in accordance with the Space Plan (as defined in the Lessee Work Letter attached hereto as Exhibit A) and Lessor shall have delivered possession of the Suite 101 Premises to Lessee. The Lessee Improvements shall be deemed to be “substantially complete” when the Lessee Improvements have been completed except for minor items or defects which can be completed or remedied after Lessee occupies the Suite 101 Premises without causing substantial interference with Lessee’s use of the Suite 101 Premises.

3.             Suite 101 Premises Term. The Term of the Lease (as amended hereby) as it relates to the Suite 101 Premises shall be two (2) years from the Expansion Date. The Expiration Date of Term of the Lease as it relates to the Suite 100 Premises and the Suite 200 Premises shall remain December 31, 2013.

4.             Base Rent. Commencing on the Expansion Date the Base Rent for the Suite 101 Premises shall be $5,703.60 per month. As of the Expansion Date, the total Base Rent for the entire Premises shall be $33,216.95 per month. Base Rent under the Lease (as amended hereby) for the Suite 101 Premises shall be subject to a three percent (3%) annual adjustment on the anniversary date of the Expansion Date.

5.             Base Year. The Base Year applicable to the Suite 101 Premises shall be 2012. The Base Year for the Suite 200 Premises will remain 2010 and the Base Year for the Suite 100 Premises shall remain 2011.

6.             Lessee’s Percentage. From and after the Expansion Date, “Lessee’s Share” (as defined in the Lease) shall equal 71.08%. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Lessee’s Share shall be appropriately adjusted, and, as to the Base Year in which such change occurs, Lessee’s Share for such year shall be determined on the basis of the number of days during such Base Year that each such Lessee’s Share was in effect.

7.             Lessee Improvements. Lessor shall cause improvements to be made to the Suite 101 Premises in accordance with the Lessee Work Letter attached hereto as Exhibit “A”. With respect to the Suite 101 Premises, the Expansion Date shall be considered the “Start Date”. Except for the improvements set forth in the Lessee Work Letter, Lessor shall have no other construction obligation with respect to the Suite 101 Premises.

8.             Parking. In addition to the parking spaces currently allotted Lessee in connection with the Suite 200 Premises and the Suite 100 Premises, Lessor shall provide Lessee with five (5) reserved parking spaces and five (5) unreserved parking spaces in the parking lot of the Building (the “Parking Spaces”). Lessee’s right to use the Parking Spaces shall be subject to the conditions set forth in Paragraph 2.6 of the Lease. The use of the Parking Spaces will be free of charge throughout the term of the Lease and any extensions, if applicable.

9.             Security Deposit. The Parties agree that Lessor currently holds a deposit in the amount of $30,610.20 with respect to the Suite 200 Premises and the Suite 100 Premises (the “Original Security Deposit”). On the Expansion Date, Lessee shall deliver an additional $5,703.60 as an additional security deposit for the Suite 101 Premises, and together with the Original Security Deposit shall be deemed the “Security Deposit” described in Paragraphs 1.7(b) and 5 of the Lease. Lessor shall be entitled to use, apply or retain all or any portion of the Security Deposit pursuant to the terms and conditions set forth in Paragraph 5 of the Lease.

10.          Option to Extend. Lessee’s option to extend the Term, as set forth in Paragraph 51 of the Lease, shall also apply to the Suite 101 Premises; provided, however, that the extended term for Suite 101 shall be for an additional thirty (30) months rather than thirty-six (36) months, such that the Expiration Date for the Suite 100 Premises, the Suite 200 Premises and the Suite 101 Premises shall be December 31, 2016. In the event Lessee elects to exercise its option to extend the Term, Lessee hereby acknowledges and agrees that Lessee must simultaneously exercise the option to extend for the Suite 100 Premises, Suite 200 Premises and Suite 101 Premises.

11.          Broker Indemnification. Each of Lessee and Lessor represent to the other that it has not dealt with any broker in connection with the proposed transaction and would agree to indemnify the other against any claim, loss, liability or expense, including reasonable attorney’s fees, incurred by such other party as a result of a breach by the indemnifying party of such representation.

12.          No Further Amendments; Lease Remains in Full Force and Effect. Except as modified herein, the Lease shall remain unmodified and in full force and effect.

13.          Entire Agreement. It is understood and acknowledged that there are no oral agreements among the parties hereto affecting this Amendment and this Amendment supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, among the parties hereto with respect to the Premises.

14.          Attorneys’ Fees. Should any dispute arise among the parties hereto or the legal representatives, successors and assigns concerning any provision of this Amendment or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

15.          Governing Law. This Amendment shall be governed by and construed under the laws of the State of California.

16.          Counterparts. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

LESSOR:

27200 ASSOCIATES, LLC
a California limited liability company

By:	ADC Real Estate Group, Ltd.
a California limited partnership
Its:	Manager

By:	ADC Investments, Inc.
A California corporation
Its:	General Partner

	By:	/s/ Joseph T. Amoroso
	Name:	Joseph T. Amoroso
	Title:	President

LESSEE:

KYTHERA BIOPHARMACEUTICAL, INC.,
a Delaware corporation

By:	/s/ Keith R. Leonard
Name:	Keith R. Leonard
Title:	President

EXHIBIT “A”

LESSEE WORK LETTER

This Lessee Work Letter shall set forth, the terms and conditions relating to the construction of the Lessee improvements in the Suite 101 Premises. This Lessee Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in this Amendment.

AGREEMENT

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

All work required to be performed by Lessor or Lessor’s contractor pursuant to this Agreement is hereinafter referred to as the “Lessor’s Work.” Lessor shall cause to be constructed improvements in the Premises (the “Lessee Improvements”) in accordance with that certain preliminary plan as marked up by Lessee (the “Space Plan”). The Space Plan is attached hereto as Schedule 1 and is incorporated herein by reference. Lessor shall provide a Lessee Improvement allowance up to the amount of Twenty-five Thousand and 0/100 Dollars ($25,000.00) (the “Improvement Allowance”) to be used for the costs relating to the Lessee Improvements, including without limitation, the costs to construct permanently affixed improvements to the Premises, (collectively the “Improvement Costs”). Any Improvement Costs for Lessee Improvements exceeding this Improvement Allowance shall be the responsibility of Lessee (the “Lessee’s Share of Improvement Costs”). Lessor and Lessee acknowledge that Lessor has received a bid from RCI Builders, Inc. (the “Contractor”) to complete the Lessee Improvements in the amount of Fifty-five Thousand Eight Hundred Forty Nine Dollars and 0/100 Dollars ($55,849.00) (the “RCI Estimate”). Therefore, Lessee’s Share of Improvement Costs is estimated to be Thirty Thousand Eight Hundred Forty Nine Dollars and 0/100 Dollars ($30,849.00), which amount is subject to change as set forth herein. The RCI Estimate is based on discussions with Lessee and Lessor and any changes to the scope of work requested by Lessee beyond that previously agreed upon by Lessor and Lessee shall be the sole responsibility of Lessee. Similarly, if the scope of work is changed by Lessor, due to requirements of Lessor, Lessor shall bear any additional costs associated with such changes. Lessee acknowledges that Lessor has made no representation or warranty whatsoever concerning (i) the actual cost to construct the Lessee Improvements, or (ii) the extent to which the actual cost or final configuration of the Lessee Improvements will be affected by the adoption of new federal, state or local laws or the implementation of any regulations or building requirements under new or existing laws, including, without limitation, the Americans With Disabilities Act and any fire and life safety laws or regulations. Notwithstanding anything to the contrary contained herein, Lessor will notify Lessee immediately upon receipt of notice that the Improvement Costs will exceed the RCI Estimate.

1

SECTION 2

LESSEE IMPROVEMENTS

Subject to the terms set forth in Paragraph 6.7 of this Lessee Work Letter, Lessor, shall commence the improvements to the Suite 101 Premises per Schedule 1, to include the following:

(i)                       Removal of various walls and reconfigure the Suite 101 Premises per the Space Plan

(ii)                    Installation of new demising walls to create two (2) new offices in the Suite 101 Premises per the Space Plan

(iii)                 Replace the existing carpet in the Suite 101 Premises

(iv)                Repaint the walls of the Suite 101 Premises with Lessee supplied paint

(v)                   Installation of 5 x 8 glass window partitions in each of the new offices

(vi)                Create a pass through between the Suite 100 Premises and the Suite 101 Premises

(vii)             Removal of cabinetry and partition walls in the existing kitchen area to create a work space

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Lessor will upon completion of the Lessee Improvements and Lessee’s acceptance of the Premises assign to Lessee all warranties and guaranties by the Contractor relating to the Lessee Improvements. Such warranties and guaranties of Contractor shall guarantee that the Lessee Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and Contractor shall be responsible for the replacement or repair, without additional charge, of the Lessee Improvements that shall become defective within one (1) year after Substantial Completion of the Premises.

SECTION 4

LESSEE CONTRIBUTION TO IMPROVEMENT COSTS

Lessee shall reimburse Lessor for any costs exceeding the Improvement Allowance as follows:

4.1.1 Lessor anticipates that the Contractor will submit a single invoice following the completion of the Lessee Improvements. Lessor shall submit evidence of all amounts owed to

Contractor for the Improvement Costs within three (3) business days of receiving the invoice from the Contractor. Within five (5) days of receipt of same, Lessee shall pay to Lessor an amount equal to all costs that exceed the Improvement Allowance.

SECTION 5

COMPLETION OF THE LESSEE IMPROVEMENTS;

LEASE COMMENCEMENT DATE

Except as provided in this Section 5, the “Expansion Date” (as defined in the Amendment) shall occur as set forth in Section 2 of the Amendment. If there shall be a delay or there are delays in the “substantial completion” (as defined in the Amendment) of the Premises or in the occurrence of any of the other conditions precedent to the Expansion Date, as set forth in Section 2 of the Amendment, as a direct, indirect, partial, or total result of:

5.1                                       Lessee’s failure to timely approve any matter requiring Lessee’s approval;

5.2                                       A breach by Lessee of the terms of this Lessee Work Letter or the Lease (as amended by the Amendment);

5.3                                       Lessee’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of substantial completion of the Premises, as set forth in this Lease (provided, however , that Lessor is not currently aware that any such materials, components, finishes or improvements are not available in the referenced commercial reasonable time);

5.4                                       Any changes to the Space Plan requested by Lessee that causes a delay to the substantial completion of the Premises;

5.5                                       Any other acts or omissions of Lessee, or its agents, or employees; then, notwithstanding anything to the contrary set forth in this Lease or this Lessee Work Letter and regardless of the actual date of the substantial completion of the Premises, the Expansion Date shall be deemed to be the date the Expansion Date would have occurred if no Lessee delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1                                       Lessee’s Entry Into the Premises Prior to Substantial Completion. Provided that Lessee and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Lessee access to the Premises two (2) weeks prior to the Substantial Completion of the Suite 101 Premises for the purpose of Lessee installing overstandard equipment or fixtures (including Lessee’s data and telephone equipment) in the Suite 101 Premises. Prior to Lessee’s entry into the Suite 101 Premises as permitted by the terms of this Section 6.1, Lessee shall submit a schedule to Lessor and Contractor, for their approval, which schedule shall detail the timing and purpose of Lessee’s entry. Lessee shall hold Lessor harmless from and indemnify, protect and defend Lessor against any loss or damage to the Building or the Suite 101 Premises and against injury to any persons caused by Lessee’s actions pursuant to this Section 6.1.

6.2                                       Lessee’s Representative. Lessee has designated Keith Klein as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Lessee Work Letter.

6.3                                       Lessor’s Representative. Prior to commencing construction, Lessor will designate an individual employed by Lessor as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Lessee Work Letter.

6.4                                       Lessee’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Lessee (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Lessee’s Agents”).

6.5                                       Insurance Requirements. All of Lessee’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in the Lease (as amended by the Amendment), and the policies therefor shall insure Lessor and Lessee, as their interests may appear, as well as Lessor’s contractor, and shall name as additional insureds all mortgagees of the Building or any other party designated by Lessor. Lessee’s Agents shall maintain the foregoing insurance coverage in force until the Lessee Improvements are fully completed, except for the Products and Completed Operation Coverage insurance, which is to be maintained for ten (10) years following completion of the work and acceptance by Lessor and Lessee. All insurance maintained by Lessee’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Lessor and that any other insurance maintained by Lessor is excess and noncontributing with the insurance required hereunder.

6.6                                       Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Lessee is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Lessor’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Lessee and the next succeeding time period shall commence.

6.7                                       Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease (as amended by the Amendment), or a default by Lessee under this Lessee Work Letter, has occurred at any time on or before the substantial completion of the Suite 101 Premises, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease (as amended by the Amendment), Lessor shall have the right to cause Contractor to cease the construction of the Suite 101 Premises (in which case, Lessee shall be responsible for any delay in the substantial completion of the Suite 101 caused by such work stoppage as set forth in Section 5 of this Lessee Work Letter), (ii) all other obligations of Lessor under the terms of this Lessee Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease and (iii) Lessee shall reimburse Lessor for all out-of-pocket costs associated with the construction of the Suite 101 Premises. The term “default” as used in this Section shall mean “default and the expiration of applicable cure periods.”

6.8                                       Suite 100 Premises Interruption. Lessee understands that in the course of creating a pass through between the Suite 100 Premises and the Suite 101 Premises, Lessee’s business operation in the Suite 100 Premises may temporarily be interrupted. While Lessor will instruct the contractor to perform the majority of work related to the Suite 100 Premises after normal business hours, in no event shall Lessor be responsible for any interruption to Lessee’s business.